EXHIBIT 4(t)

THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL: (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO; OR (ii) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER AND THAT SUCH TRANSFER IS NOT IN VIOLATION OF ANY APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY SECURITIES ISSUED IN EXCHANGE FOR THESE SECURITIES; PROVIDED, HOWEVER, THAT IN NO EVENT ARE THESE SECURITIES TRANSFERRABLE PRIOR TO MARCH 31, 1998.

                     10% Convertible Subordinated Debenture

                                       Of

                                RPM INCORPORATED

                   To Be Assumed, Upon or Prior to Issuance By

                              THE TIREX CORPORATION

No.__                                                            $__________U.S.

      The Maker (RPM Incorporated prior to the Merger described below or The Tirex Corporation after the said Merger), for value received, hereby promises to pay in currency of the United States of America to ____________________________________ or registered assigns (the "Payee" or
"Holder") in accordance with the provisions contained herein, at the offices of the Maker, the principal amount of __________________ United States Dollars ($__________), along with interest on such principal amount at the rate of ten percent (10%) per annum, payable in arrears, from the date hereof through the Maturity Date, two years from the date hereof, in the following manner: The entire principal face value of this Debenture and all accrued and unpaid interest hereon shall be due and payable on the "Maturity Date" which shall be the first of the following to occur: (i) two years from the issue date or (ii) the completion and closing of a public offering of its securities by the Maker.

      This Debenture is issued pursuant to a Securities Purchase Agreement dated __________ ___, 1997, between the Maker and the Payee (the "Securities Purchase Agreement"). Notwithstanding any provision to the contrary contained herein, this Debenture is subject to certain terms, conditions, covenants and agreements contained in the Securities Purchase Agreement. Any transferee or transferees of this Debenture, by their acceptance hereof, assume the obligations of the Subscriber in the Securities Purchase Agreement with respect to the conditions and procedures for transfer of this Debenture. Reference to the Securities Purchase Agreement shall in no way impair the absolute and unconditional obligation of the Maker to pay both principal and interest of this Debenture as provided for herein.

      1. Assumption of Debenture by way of Merger as Condition to Closing

      RPM has entered into an Agreement and Plan of Merger, dated as of October 20, 1997 (the "Merger Agreement"), with Tirex and a newly formed subsidiary of Tirex (the "Tirex Subsidiary") that provides, subject to certain conditions, that upon an initial closing (the "Initial Closing") of the private offering in which this Debenture is being offered and sold (the "Offering") to take place after the sale of not less than 30 Units of which this

Debenture forms a part (the "Units"): (i) RPM will merge with and into the Tirex Subsidiary (the "Merger"); (ii) this Debenture, and all of the other Debentures sold in the Offering, will thereupon be assumed by Tirex and become convertible into shares of the common stock of Tirex, $.001 par value, per share ("Tirex Common Stock") at the conversion ratio of one share for every $0.20 U.S. of the principal amount of the Debenture plus all accrued, but unpaid, interest thereon; and (iii) all of the shares of the Common Stock of RPM, $.001 par value, per share, forming part of the Units sold in the Offering (the "Unit Shares") prior to the Initial Closing will be exchanged for shares of Tirex Common Stock on a share-for-share basis. The consummation of the transactions contemplated by the Merger Agreement are a condition to the Initial Closing of the Offering and are therefore conditions to the issuance of this Debenture. After the Initial Closing and the effectuation of the Merger (which will take place contemporaneously therewith), all sales of the Units made in the Offering will be made directly by Tirex, all Unit Shares included in the Units sold hereunder will consist of shares of Tirex Common Stock, and Tirex's assumption of the Debentures will have occurred concurrently with the Merger. Upon the consummation of the Merger, the net proceeds from the Offering, ranging from an estimated minimum of $266,000 to an estimated maximum of $761,000, will remain in RPM, and Tirex will have acquired all of the issued and outstanding common stock of RPM for the following consideration: (i) one share of Tirex Common Stock for every issued and outstanding share of RPM Common Stock, and (ii) Tirex's assumption of all of RPM's obligations and liabilities under the Debentures. Accordingly, if, during the Offering Period, as that term is defined in the Confidential Private Offering Memorandum pertaining to the Offering (the "Memorandum"), a minimum of 30 Units are sold, the above described Merger will be effected and the net proceeds from the Offering will thereby inure to the benefit of Tirex. Alternatively, if RPM fails to sell a minimum of 30 Units during the Offering Period, all funds will be returned to the subscribers and the Offering will terminate without any Units having been sold. As a result, any investment in the Units purchased pursuant to this Securities Purchase Agreement will necessarily constitute an investment in Tirex and not in RPM and Tirex will have assumed the obligations and liabilities of the Maker under this Debenture concurrently with or prior to the issuance date of this Debenture. Hereinafter, references to the "Maker" are to RPM prior to the Merger and to Tirex after the Merger.

      2. Conversion And Redemption

      (a) The principal amount of this Debenture plus all accrued but unpaid interest thereon are convertible, in whole or in part, at any time prior to Maturity into that number of shares (the "Conversion Shares") of the Maker's common stock, par value $.01 per share ("Common Stock") as is obtained by dividing the portion of the unpaid principal amount of the Debenture, and the portion of accrued but unpaid interest thereon, which is to be converted, by an amount equal to $.20 U.S. (the "Conversion Price"). Any portion of this Debenture may be partially converted and in case of such partial conversion, the Maker, upon surrender hereof, will deliver to the Holder a new Debenture representing the principal face value which has not been converted.

      (b) This Debenture is convertible into shares of Common Stock at any time prior to Maturity at the conversion ratio described above in Section 2(a). The Holder hereof shall have no conversion rights following payment in full of the principal and interest owed by the Maker to the Holder hereof. The conversion rights represented by this Debenture may be exercised, in whole or in part, by the Holder at any time within the period specified in this Section 2(b) by surrender of this Debenture for cancellation at the principal executive office of the Maker (or at such other office or agency of the Maker as it may designate by notice in


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

writing to the Holder at the address of the Holder appearing on the books of the Maker), together with the amount of applicable stock transfer taxes, if any. This Debenture shall be deemed to have been converted, in whole or in part to the extent specified, immediately prior to the close of business on the date on which all of the applicable provisions of this Section 2(b) are satisfied. If this Debenture is converted in part, the Maker will deliver to the Holder hereof a new Debenture representing that part of the principal amount which has not been converted. The Maker will transmit the certificates representing the Conversion Shares to the Holder via express courier within seven business days after receipt by the Maker of all the documentation required by this Section 2(b).

      (c) The Holder of this Debenture shall not, by virtue hereof, be entitled to any rights of a stockholder in the Maker, either at law or in equity; provided, however, that in the event any certificate representing Conversion Shares is issued to the Holder hereof upon conversion of some or all of this Debenture, such Holder shall, for all purposes, be deemed to have become the holder of record of such Conversion Shares on the date on which all of the applicable provisions of Section 2 have been met, irrespective of the date of delivery of such share certificate.

      (d) In the event that the Company shall (i) pay a dividend in Common Stock or make a distribution in Common Stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of shares (including a recapitalization in connection with any consolidation or merger), then the Holder of this Debenture shall thereafter be entitled, upon conversion, to receive the number and kind of shares which, if this Debenture had been converted immediately prior to the happening of such event, that the Holder would have owned upon such conversion and been entitled to receive upon such dividend, distribution, subdivision, combination, or reclassification. Such adjustment shall become effective contemporaneously with the of occurrence of: (i) the record date of such dividend or distribution or (ii) the day upon which such subdivision, combination, or reclassification shall become effective and the Conversion Price on the date of such adjustment shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event; and the number of shares of Common Stock for which this Debenture may be converted immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the Conversion Price immediately before such event and the denominator of which is the Conversion Price immediately after such event; provided, however, that in no event shall the Conversion Price be below $.001 per share.

      (e) In case of any consolidation or merger of the Company with or into another corporation (other than any consolidation or merger in which the Company is the continuing corporation and which does not result in any increase, decrease, or other reclassification of the outstanding shares of Common Stock) or the conversion of such outstanding shares of Common Stock into shares or other stock or other securities or property, or the liquidation, sale or transfer of the property of the Company as an entirety or substantially as an entirety and for other unusual events, there shall be deliverable upon conversion of the Debenture (in lieu of the number of shares of Common Stock theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock which would otherwise have been deliverable upon the conversion of this Debenture would have been entitled upon such action if this Debenture had been converted immediately prior to such action.


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

      (f) In the sole discretion of the Holder hereof, such Holder may require that the Maker assign the obligations of the Maker described in this Debenture to any successor of the Maker if the Maker is not the surviving entity of a merger or consolidation. The Maker must give the Holder hereof fifteen (15) business days notice of the terms of any such consolidation or merger and the terms thereof.

      (g) Each certificate evidencing the Conversion Shares, and any certificates issued upon transfer or exchange of the foregoing shall be stamped or imprinted with the following legend:

            THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL: (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO; OR (II) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER AND THAT SUCH TRANSFER IS NOT IN VIOLATION OF ANY APPLICABLE STATE, FEDERAL OR FOREIGN SECURITIES LAWS.

      The legend set forth above shall be removed and the Maker shall issue a certificate without such legend to the holder of the Conversion Shares upon which it is stamped, if, unless otherwise required by state securities laws, in connection with a transfer, such holder provides the Maker with an opinion of counsel reasonably satisfactory to the Maker, to the effect that a transfer thereof may be made without registration under the Act and that such transfer does not violate any applicable state or foreign securities laws.

      (h) This Debenture may be redeemed by the Holder at any time after the Maturity Date at 100% of the principal face value of this Debenture plus all accrued but unpaid interest.

      3. Covenants of The Maker.

      The Maker covenants and agrees that, so long as any portion of this Debenture shall be outstanding:

      (a) it will promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon the Maker or upon its income and profits, or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Maker shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Maker shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

      (b) it will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply would not have a material adverse effect on the Maker;

      (c) it will at all times keep true and correct books, records and accounts;

      (d) it will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto as shall be reasonably required in the conduct of its business;

      (e) it will to the extent necessary for the operation of its business, keep adequately insured by financially sound and reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

      (f) it will timely make all filings required under the Securities Exchange Act of 1934, as amended;

      (g) it will use its best efforts to maintain the listing of its Common Stock on all public stock exchanges on which the Common Stock is approved for listing.

      (h) that all shares of Common Stock issuable upon conversion of this Debenture will, upon delivery, be duly and validly authorized and issued, fully-paid and non-assessable with no personal liability attaching to the Holder thereof; and

      (i) it will at all times on and subsequent to the date at which this Debenture becomes convertible and prior to expiration of this Debenture reserve and keep available an authorized number of shares of its Common Stock and other applicable securities sufficient to permit the exercise in full of all outstanding options, warrants and rights, including this Debenture.

      4. Issuance of Certificates.

      As soon as possible after any full or partial conversion of this Debenture, but in any event not more than seven (7) business days, the Maker, at its expense, will cause to be issued in the name of and delivered to the Holder of this Debenture, a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock to which such Holder shall be entitled on such conversion. No fractional shares of Common Stock will be issued on conversion of this Debenture. If, on any conversion of this Debenture, a fractional share results, the Maker will pay the cash value of that fractional share, calculated on the basis of the conversion price per share.

      5. Additional Provisions

      This Debenture is subject to the following additional provisions:


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

      (a) The Maker shall be entitled to withhold from all payments of principal of and interest on this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments.

      (b) This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act") any applicable state securities laws and any applicable securities laws of any other jurisdiction. Prior to due presentment for transfer of this Debenture, the Maker and any agent of the Maker may treat the person in whose name this Debenture is duly registered on the Maker's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Maker nor any such agent shall be affected by notice to the contrary.

      (c) No provision of this Debenture shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the coin or currency, herein prescribed. This Debenture is the direct obligation of the Maker. This Debenture ranks equally and ratably with all other notes now or hereafter issued under the terms set forth herein.

      (d) No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer, director or control person, as such, past, present or future, of the Maker or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

      (e) The Holder of this Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture until: (i) a registration statement under the Act shall have become effective with respect thereto; or (ii) receipt by the Maker of an opinion of counsel reasonably satisfactory to the Maker to the effect that registration under the Act is not required in connection with such proposed transfer and that such transfer is not in violation of any applicable state or foreign securities laws.

      6. Events of Default

      (a) This Debenture shall become and be due and payable upon written demand made by the Holder hereof if one or more of the following events, hereinafter called events of default, shall happen and be continuing:

      (i) default in the payment of principal or interest on this Debenture when and as the same shall become due and payable, whether by acceleration or otherwise.

      (ii) default in the due observance or performance of any material covenant, condition or agreement on the part of the Maker to be observed or performed pursuant to the terms hereof if such default shall continue uncured for five (5) days after written notice thereof, specifying such default, shall have been given to the Maker by the Holder of the Debenture;


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

      (iii) The Maker shall (1) commence any proceeding or other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, receivership, dissolution, liquidation, winding-up, composition or any other relief under the Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law; of any jurisdiction, domestic or foreign, now or hereafter existing; or (2) admit the material allegations of any petition or pleading in connection with any such proceeding; or (3) apply for, or consent or acquiesce to, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property; or (4) make a general assignment for the benefit of creditors;

      (iv) Commencement of any proceeding or the taking of any other action against the Maker in bankruptcy, or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing and the continuance of any such events for sixty (60) days undismissed, unbonded or undischarged; or the appointment of a receiver, conservator, trustee or similar officer of the Maker or for all or substantially all of its property and the continuance of any such events for sixty (60) days undismissed, unbonded or undischarged.

      (v) a breach of the Maker's representations, warranties or covenants contained in the Securities Purchase Agreement;

      (vi) the sale or other disposition or transfer by the Maker or any subsidiary of substantially all of its assets;

      (vii) the merger by the Maker or any subsidiary with or into another corporation, other than for purposes of changing domicile, where the Maker is not the surviving corporation.

      (c) the Maker agrees that notice of the occurrence of any event of default will be promptly given to the Holder at his or her registered address by certified mail.

      (b) In case any one or more of the events of default specified above shall occur and continue to occur, the Holder of this Debenture may proceed to protect and enforce his rights by suit in the specified performance of any covenant or agreement contained in this Debenture or in aid of the exercise of any power granted in this Debenture or may proceed to enforce the payment of this Debenture or to enforce any other legal or equitable rights as such Holder may have.

      7. Subordination of Other Indebtedness; Security

      (a) The Maker, for itself, its successors and assigns, covenants and agrees, and each Holder of this Debenture, by his acceptance thereof, likewise covenants and agrees, that the payment of the principal of and interest on, each and all of the Debentures is hereby expressly subordinated in right of payment, to the prior payment in full of any indebtedness now outstanding or hereinafter incurred, to a bank, financial institution engaged in lending money, insurance company or other similar institutional lender ("Senior Indebtedness"). Each Holder of this Debenture shall, upon the Maker's reasonable request, execute and deliver to the Maker such documents as may be necessary or appropriate to evidence or confirm the foregoing subordination.


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

      (b) Notwithstanding the subordination described in Section 6(a) above, until: (i) the occurrence of an event of default by the Maker under any document evidencing Senior Indebtedness; or (ii) the Maker makes any assignment for the benefit of creditors; or (iii) any bankruptcy proceedings are instituted by or against the Maker; or (iv) any receiver for the Maker's business or assets is appointed; or (v) there is any dissolution or winding up of the affairs of the Maker, whichever of the foregoing occurs earliest, the Maker may make and the Holders of this Debenture may receive any and all payments due under this Debenture.

      (c) In the event of any insolvency or bankruptcy (voluntary or involuntary) proceedings or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, related to the Maker or to its creditors, as such, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Maker, whether or not involving insolvency or bankruptcy, then the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal and interest on all Senior Indebtedness before the Holder of this Debenture is entitled to receive any payment on account of principal or interest on this Debenture, and to that end the holder of Senior Indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of this Debenture, except securities which are subordinate and junior in right or payment to the payment of Senior Indebtedness.

      (d) In the event that this Debenture is declared due and payable before its expressed maturity because of the occurrence of an event of default hereunder (under circumstances when the provisions of the foregoing clause (c) shall not be applicable), the holders of Senior Indebtedness outstanding at the time the Debenture so becomes due and payable because of such occurrence of a default thereunder shall be entitled to receive payment in full of all principal and interest on all Senior Indebtedness before the Holder of the Debenture is entitled to receive payment on account of the principal or interest upon this Debenture.

      (e) In the event of any default in payment of any principal of or any interest on any Senior Indebtedness and during the continuance of any such default, no amount shall be paid by the Maker and the Holder of this Debenture shall not be entitled to receive any amount, in respect of the principal of or interest on the Debenture. No present or future holder of Senior Indebtedness shall be prejudiced in his right to enforce subordination of this Debenture by any act or failure to act on the part of the Maker. The Maker shall render written notice to the Holder of this Debenture immediately upon the occurrence of each such default in the payment of any principal of or any interest on any Senior Indebtedness describing such default in detail.

      (f) Nothing contained in the subordination herein is intended to or shall impair, as between the Maker, its creditors other than the holders of Senior Indebtedness, and the Holder of this Debenture, the obligation of the Maker, which is absolute and unconditional, to pay to the persons entitled thereto under the terms thereof the principal of and interest on this Debenture, as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the Holder of this Debenture and creditors of the Maker other than the holders of Senior Indebtedness, nor shall anything herein prevent the Holder of this Debenture from exercising all remedies otherwise permitted by applicable law upon default under the Debenture, subject to the rights, if any, under the subordination herein, of the holders of Senior Indebtedness in respect of cash, property or securities of the Maker received upon the exercise of any such remedy.


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

      8. Miscellaneous

      (a) This Debenture has been issued by the Maker pursuant to authorization of the Board of Directors of the Maker which provides for an aggregate of up to $850,000 U.S. in face amount of identical Debentures to be issued.

      (b) The Maker may consider and treat the person in whose name this Debenture shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Debenture shall be overdue) and the Maker shall not be affected by any notice to the contrary. The registered owner of this Debenture shall have the right to transfer it by assignment (subject to the limitations on transfer contained in this Debenture and in the Securities Purchase Agreement) and the transferee thereof shall, upon his registration as owner of this Debenture, become vested with all the powers and rights of the transferor. Registration of any new owner shall take place upon presentation of this Debenture to the Maker at its offices at 740 St. Maurice, Suite 201, Montreal, Canada H3C 1L5, together with a duly authenticated assignment. In case of transfer by operation of law, the transferee agrees to notify the Maker of such transfer and of his address, and to submit appropriate evidence regarding the transfer so that this Debenture may be registered in the name of the transferee. This Debenture is transferable only on the books of the Maker by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Debenture not registered at the time of sending the communication.

      (c) Payment of the principal and outstanding interest shall be made to the registered owner of this Debenture upon presentation of this Debenture upon or after maturity.

      (d) The Maker hereby waives presentment for payment, demand and protest and notice of dishonor.

      (e) Neither this Debenture nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

      (f) All notices, requests, demands and other communications to the Maker hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested or via facsimile, addressed as follows or to such other addresses as the Maker may designate in writing to the holder hereof:

                     The Tirex Corporation
                     740 St. Maurice, Suite 201
                     Montreal, Quebec #3C 1L5
                     Attention: Terence C. Byrne, President
                     Fax No.: (514) 878-9847

      (g) This Debenture shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to such State's principles respecting the conflicts of law.


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

      (h) The terms of this Debenture shall be binding on the Maker and its successors and assigns.

      IN WITNESS WHEREOF, each of the below listed Makers, jointly and severally, has caused this Debenture to be signed in its name by the undersigned.

Dated:  _____________ ___, 1997

                                        THE TIREX CORPORATION

                                        By:__________________________

                                        RPM INCORPORATED

                                        By:__________________________


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